Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2026 Fourth Quarter and Full Year

•Full year fiscal 2026 revenue from continuing operations increased 9%; constant currency organic revenue growth was 7%
•Full year fiscal 2026 as reported diluted EPS from continuing operations increased to $7.93; adjusted EPS per diluted share increased to $10.17
•Board approves new $1 billion share repurchase program

DUBLIN, IRELAND - (May 11, 2026) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2026 fourth quarter and full year ended March 31, 2026. Total revenue from continuing operations for the fourth quarter of fiscal 2026 increased 7% to $1.6 billion compared with $1.5 billion in the fourth quarter of fiscal 2025. Constant currency organic revenue growth from continuing operations grew 5% in the fourth quarter.

Revenue from continuing operations for the full year fiscal 2026 increased 9% to $5.9 billion compared with $5.5 billion in fiscal 2025. Constant currency organic revenue growth from continuing operations grew 7% for fiscal 2026.

“Fiscal 2026 was another record year,” said Dan Carestio, President and CEO of STERIS. “Our diversified Customer base and growth in procedure volumes continue to drive our performance. We appreciate the efforts of our global Associates who continue to put our Customers first. As we look ahead, we are excited for what is to come as we capitalize on our unique ability to help our Customers enable procedural growth, deliver quality outcomes and drive compliance with standardization and optimization.”

Total Company Fourth Quarter and Full Year Results from Continuing Operations
As reported, net income from continuing operations for the fourth quarter was $220.3 million or $2.24 per diluted share, compared with net income of $146.5 million or $1.48 per diluted share in the fourth quarter of fiscal 2025. Adjusted net income for the fourth quarter of fiscal 2026 was $278.3 million or $2.83 per diluted share, compared with the previous year’s fourth quarter of $270.3 million or $2.74 per diluted share.

As reported, net income from continuing operations for the full year fiscal 2026 was $782.3 million or $7.93 per diluted share, compared with net income of $610.1 million or $6.16 per diluted share in fiscal 2025. Adjusted net income for the full year fiscal 2026 was $1.0 billion or $10.17 per diluted share, compared with $913.2 million or $9.22 per diluted share in fiscal 2025.

Fourth Quarter Segment Results
Healthcare revenue as reported grew 7% in the fourth quarter to $1.14 billion compared with $1.06 billion in the fourth quarter of fiscal 2025. This performance reflected 9% improvement in service revenue, 7% growth in consumable revenue, and a 6% increase in capital equipment revenue. Constant currency organic revenue growth was 6%. Healthcare operating income was $283.2 million compared with $279.7 million in last year’s fourth quarter. The increase in operating income was primarily due to improved volume and price, which were significantly offset by tariffs and inflation.

Fiscal 2026 fourth quarter revenue for Applied Sterilization Technologies (AST) increased 6% as reported to $289.2 million compared with $273.9 million in the same period last year. This performance reflected 10% growth in service revenue and a 62% decline in capital equipment revenue. Constant currency organic revenue growth was 2%. Segment operating income was $131.1 million in the fourth quarter of fiscal 2026, compared with operating income of $122.2 million in the same period last year. The operating income increase compared with the prior year primarily reflects improved price, which was partially offset by negative volume from capital equipment declines.

Life Sciences fourth quarter revenue as reported increased 9% to $162.9 million compared with $149.5 million in the fourth quarter of fiscal 2025. This performance reflected 19% growth in capital equipment, 8% growth in service revenue and 5% improvement in consumable revenue. Constant currency organic revenue increased 6%. Reflecting improvement in price and volume, somewhat offset by inflation and tariffs, operating income increased to $70.6 million in the fourth quarter of fiscal 2026 compared with $65.0 million in the prior year’s fourth quarter.

Cash Flow
Net cash provided by operations for fiscal 2026 was $1.34 billion, compared with $1.15 billion in fiscal 2025. Free cash flow for fiscal 2026 was $982.9 million compared with $787.2 million in the prior year period. The increase in free cash flow during the period was driven primarily by improvements in net income, which more than offset the significantly lower contribution from working capital in fiscal 2026 compared with fiscal 2025.

Fiscal 2027 Outlook
For fiscal 2027, the Company expects as reported revenue to increase 7-8%. Based on forward rates through March 31, 2027, currency is expected to be slightly favorable to revenue in fiscal 2027. In addition, as reported revenue includes tuck-in acquisitions in the Healthcare segment. As a result, constant currency organic revenue growth is anticipated to be 6-7%. Adjusted earnings per diluted share is anticipated to be in the range of $11.10 to $11.30, an increase of 9-11% compared with $10.17 in adjusted earnings per diluted share in fiscal 2026. This outlook assumes an approximately 25% effective tax rate for fiscal 2027.

Capital expenditures are anticipated to be approximately $375 million and free cash flow is expected to be approximately $850 million. Included within capital expenditures is a strategic investment to build a new sterility assurance manufacturing plant in Mentor, Ohio. This facility will consolidate existing U.S. production into one state-of-the art center of excellence to support the long-term demand from our Customers and is anticipated to be operational by late calendar 2027. Total investment will be approximately $60 million spread out over two years.

Share Repurchases
STERIS's Board of Directors has authorized a new share buyback program for the purchase of up to $1 billion of the Company's ordinary shares to replace the prior authorization. Shares may be repurchased from time to time through open market transactions, including 10b5-1 plans. The repurchase program may be suspended or discontinued at any time.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, May 12, 2026, at 9:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET tomorrow either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 3141167 and dial 1-855-669-9658 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life sciences products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow, adjusted EPS and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for

U.S. GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income, adjusted gross profit, adjusted EPS and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs and gains or losses, integration costs related to acquisitions, tax restructuring costs, and certain other unusual or non-recurring items. STERIS believes these measures are useful because they exclude items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable U.S. GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with U.S. GAAP results and the reconciliations to corresponding U.S. GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This release may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology.

Many factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, those identified in STERIS’s recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation: (a) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto by non-U.S.

governments; (b) operating costs, pressure on pricing (including, without limitation, as a result of inflation), Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with Associates, Customers, clients or suppliers) being greater than expected and leading to erosion of profit margins; (c) the potential of international unrest, military conflicts, economic downturns, currency fluctuations and cybersecurity events and any resulting effects on STERIS’s anticipated growth, performance or other results; (d) changes in healthcare policy or government or other third-party payor reimbursement levels; (e) the possibility that compliance with laws, court rulings, certifications, regulations, or other regulatory actions, or the outcome of any pending or threatened litigation, including the EO litigation, may delay, limit or prevent new product or service introductions, impact production, supply and/or marketing of existing products or services, result in uncovered costs, or otherwise affect STERIS’s performance, results, prospects or value; (f) changes in tax laws or interpretations or the adoption of certain income tax treaties in jurisdictions where we operate that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a U.S. resident for U.S. federal tax purposes, or the impact of tariffs and/or other trade barriers as a result of STERIS’s corporate structure; (g) the impacts of increasing consolidation and competition within our industry, which may exert pressure on our pricing strategy, manufacturing strategy or lead to decreasing demand for our products and services; (h) the effects on our operations resulting from labor-related issues, such as strikes, unsuccessful union negotiations and other workforce disruptions or from our inability to recruit or retain management and other personnel; (i) the level of STERIS’s indebtedness limiting financial flexibility or increasing future borrowing costs; (j) the effects of changes in credit availability and pricing, as well as the ability of STERIS and STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed; and (k) the possibility that anticipated financial results, anticipated revenue, productivity improvements, cost savings, growth synergies, and other anticipated benefits of acquisitions, restructuring efforts, and divestitures will not be realized or will be less than anticipated due to unknown or inestimable liabilities, impairments, or increases in expected integration costs or difficulties in connection with the integration of acquired businesses. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized.

STERIS plc
Consolidated Condensed Statements of Operations
(Unaudited - In millions, except per share data)	Three Months Ended March 31,		Twelve Months Ended March 31,

	2026	2025	2026	2025

Revenues	$1,588.4	$1,480.5	$5,935.9	$5,459.5
Cost of revenues	891.3	839.3	3,309.4	3,056.8
Gross profit	697.1	641.2	2,626.5	2,402.8
Operating expenses:
Selling, general, and administrative	351.8	333.9	1,407.7	1,334.3
Research and development	28.8	27.7	112.9	107.6
Illinois EO litigation settlement	—	48.2	—	48.2
Restructuring (credit) expense	(0.3)	15.3	4.1	46.0
Total operating expenses	380.3	425.1	1,524.7	1,536.1

Income from operations	316.8	216.1	1,101.8	866.6
Non-operating expenses, net
Interest expense	15.1	17.1	60.7	86.3
Interest and miscellaneous income	(3.3)	(3.5)	(9.8)	(8.4)
Other expense (income), net	0.5	5.3	3.5	(7.4)
Total non-operating expenses, net	12.3	18.8	54.4	70.4
Income from continuing operations before income tax expense	304.5	197.3	1,047.3	796.2
Income tax expense	84.2	50.5	262.2	184.7
Income from continuing operations, net of income tax	$220.4	$146.9	$785.1	$611.6
(Loss) income from discontinued operations, net of income tax	$—	$(0.8)	$—	$4.5
Net income	$220.4	$146.1	$785.1	$616.1
Less: Net income attributable to noncontrolling interests	0.1	0.4	2.8	1.4
Net income attributable to shareholders	$220.3	$145.7	$782.3	$614.6

Net income from continuing operations attributable to shareholders	$220.3	$146.5	$782.3	$610.1

Earnings per ordinary share (EPS) - Basic
Continuing Operations	$2.25	$1.49	$7.97	$6.19
Discontinued Operations	$—	$(0.01)	$—	$0.05
Total	$2.25	$1.48	$7.97	$6.24
Earnings per ordinary share (EPS) - Diluted
Continuing Operations	$2.24	$1.48	$7.93	$6.16
Discontinued Operations	$—	$(0.01)	$—	$0.05
Total	$2.24	$1.48	$7.93	$6.20

Cash dividends declared per ordinary share outstanding	$0.63	$0.57	$2.46	$2.23

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	98.0	98.3	98.2	98.6
Diluted number of shares outstanding	98.4	98.8	98.7	99.1

STERIS plc
Consolidated Condensed Balance Sheets
(Unaudited - In millions)	March 31,	March 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$439.6	$171.7
Accounts receivable, net	1,092.8	1,044.0
Inventories, net	631.8	581.3
Prepaid expenses and other current assets	230.4	203.8
Total current assets	2,394.6	2,000.8

Property, plant, and equipment, net	2,161.2	1,956.5
Lease right-of-use assets, net	155.2	156.4
Goodwill	4,194.8	4,095.7
Intangibles, net	1,620.0	1,854.4
Other assets	211.4	83.0
Total assets	$10,737.2	$10,146.8
Liabilities and equity
Current liabilities:
Accounts payable	$338.8	$280.8
Short-term indebtedness	118.9	125.0
Other current liabilities	687.4	616.4
Total current liabilities	1,145.0	1,022.2
Long-term indebtedness	1,812.8	1,918.7
Other liabilities	582.1	590.2
Total equity	7,197.2	6,615.8
Total liabilities and equity	$10,737.2	$10,146.8

STERIS plc
Segment Data
(Unaudited - In millions)
Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2026	2025	2026	2025
Revenues:
Healthcare	$1,136.3	$1,057.2	$4,208.6	$3,878.7
AST	289.2	273.9	1,138.5	1,038.6
Life Sciences	162.9	149.5	588.8	542.3
Total revenues	$1,588.4	$1,480.5	$5,935.9	$5,459.5
Income (loss) from operations before adjustments:
Healthcare	$283.2	$279.7	$1,036.4	$971.5
AST	131.1	122.2	524.7	465.6
Life Sciences	70.6	65.0	251.0	229.4
Corporate	(100.0)	(99.3)	(430.1)	(399.0)
Total income from operations before adjustments	$384.9	$367.6	$1,381.9	$1,267.5
Less: Adjustments
Amortization of acquired intangible assets	$65.4	$70.9	$265.0	$273.8
Acquisition and integration related charges	1.1	1.9	6.2	11.2
Tax restructuring costs	—	—	0.5	0.1
Amortization of inventory and property "step up" to fair value	1.1	1.3	5.0	5.4
Restructuring charges	0.4	29.2	3.4	62.3
Illinois EO litigation settlement	—	48.2	—	48.2
Income from operations	$316.8	$216.1	$1,101.8	$866.6

STERIS plc
Consolidated Condensed Statements of Cash Flows
(Unaudited - In millions)
	Twelve Months Ended March 31,
	2026	2025
Operating activities:
Net income	$785.1	$616.1
Non-cash items	529.1	465.5
Changes in operating assets and liabilities	27.2	66.5
Net cash provided by operating activities	1,341.4	1,148.1
Investing activities:
Purchases of property, plant, equipment, and intangibles	(369.0)	(370.1)
Proceeds from the sale of property, plant, equipment, and intangibles	10.5	9.2
Proceeds from the sale of businesses	—	814.6
Purchases of investments	(134.0)	(10.8)
Acquisition of businesses, net of cash acquired	(20.1)	(54.1)
Net cash (used in) provided by investing activities	(512.5)	388.8
Financing activities:
Payments on term loans	—	(638.1)
Payments on Private Placement Senior Notes	(125.0)	(80.0)
Proceeds (payments) under credit facilities, net	3.0	(446.3)
Deferred financing fees and debt issuance costs	—	(2.3)
Acquisition related deferred or contingent consideration	(0.4)	(0.4)
Repurchases of ordinary shares	(235.5)	(211.3)
Cash dividends paid to ordinary shareholders	(241.8)	(219.9)
Distributions to noncontrolling interest	(1.4)	(2.1)
Contributions from noncontrolling interest	—	2.5
Stock option and other equity transactions, net	32.9	25.5
Net cash used in financing activities	(568.2)	(1,572.4)
Effect of exchange rate changes on cash and cash equivalents	7.2	0.2
Increase (decrease) in cash and cash equivalents	267.9	(35.3)
Cash and cash equivalents at beginning of period	171.7	207.0
Cash and cash equivalents at end of period	$439.6	$171.7

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Twelve Months Ended March 31,
	2026	2025

Calculation of Free Cash Flow:
Cash flows from operating activities	$1,341.4	$1,148.1
Purchases of property, plant, equipment, and intangibles	(369.0)	(370.1)
Proceeds from the sale of property, plant, equipment, and intangibles	10.5	9.2
Free Cash Flow	$982.9	$787.2

STERIS plc
Non-GAAP Financial Measures
(Unaudited - In millions, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures and the reconciliation to the corresponding U.S. GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended March 31,
	As reported, U.S. GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	U.S. GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2026	2025	2026	2025	2026	2026	2026	2026
Segment revenues:
Healthcare	$1,136.3	$1,057.2	$2.4	$—	$16.3	7.5%	7.2%	5.7%
AST	289.2	273.9	—	—	11.1	5.6%	5.6%	1.6%
Life Sciences	162.9	149.5	—	—	4.2	9.0%	9.0%	6.2%
Total	$1,588.4	$1,480.5	$2.4	$—	$31.5	7.3%	7.1%	5.0%

	Twelve months ended March 31,
	As reported, U.S. GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	U.S. GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2026	2025	2026	2025	2026	2026	2026	2026
Segment revenues:
Healthcare	$4,208.6	$3,878.7	$2.4	$—	$33.5	8.5%	8.4%	7.6%
AST	1,138.5	1,038.6	—	—	30.8	9.6%	9.6%	6.7%
Life Sciences	588.8	542.3	—	—	10.1	8.6%	8.6%	6.7%
Total	$5,935.9	$5,459.5	$2.4	$—	$74.4	8.7%	8.7%	7.3%

STERIS plc
Non-GAAP Financial Measures (Continued)
(Unaudited - In millions, except per share data)

	Three months ended March 31,
	Continuing Operations
	Gross Profit		Income from Operations		Income from continuing operations, net of income tax		(Loss) income from discontinued operations, net of income tax		Net income (loss) attributable to shareholders		Diluted EPS from continuing operations		Diluted EPS from discontinued operations		Diluted EPS(3)
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
As reported, U.S. GAAP	$697.1	$641.2	$316.8	$216.1	$220.4	$146.9	$—	$(0.8)	$220.3	$145.7	$2.24	$1.48	$—	$(0.01)	$2.24	$1.48
Adjustments:
Amortization of acquired intangible assets	1.2	1.0	65.4	70.9
Acquisition and integration related charges	—	—	1.1	1.9
Tax restructuring benefits	—	—	—	—
Amortization of inventory and property "step up" to fair value	0.5	0.5	1.1	1.3
Restructuring charges	0.7	13.8	0.4	29.2
Illinois EO litigation settlement	—	—	—	48.2
Other expense, net(1)					0.5	5.3
Net impact of adjustments after tax(2)					57.6	118.6	—	0.8	58.1	124.7
Net EPS impact											0.59	1.26	—	0.01	0.59	1.26
Adjusted	$699.6	$656.5	$384.9	$367.6	$278.4	$270.7	$—	$—	$278.3	$270.3	$2.83	$2.74	$—	$—	$2.83	$2.74
(1) Other expense, net includes various non-operating items primarily related to our investing activities.
(2) The tax expense includes both the current and deferred income tax impact of the adjustments and a withholding tax cost incurred in connection with funding an equity-method investment.
(3) Diluted EPS is calculated independently for Diluted EPS from continuing operations and Diluted EPS from discontinued operations. The sum of Diluted EPS from continuing operations and Diluted EPS from discontinued operations may not equal Diluted EPS due to rounding.

STERIS plc
Non-GAAP Financial Measures (Continued)
(Unaudited - In millions, except per share data)

		Twelve months ended March 31,
		Continuing Operations
		Gross Profit		Income from Operations		Income from continuing operations, net of income tax		Income (loss) from discontinued operations, net of income tax		Net income attributable to shareholders		Diluted EPS from continuing operations		Diluted EPS from discontinued operations		Diluted EPS(3)
		2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
As reported, U.S. GAAP		$2,626.5	$2,402.8	$1,101.8	$866.6	$785.1	$611.6	$—	$4.5	$782.3	$614.6	$7.93	$6.16	$—	$0.05	$7.93	$6.20
Adjustments:
Amortization of acquired intangible assets		4.7	3.1	265.0	273.8
Acquisition and integration related charges		0.1	1.6	6.2	11.2
Tax restructuring costs		—	—	0.5	0.1
Amortization of inventory and property "step up" to fair value		2.3	2.2	5.0	5.4
Restructuring (credits) charges		(0.6)	16.2	3.4	62.3
Illinois EO litigation settlement	`	—	—	—	48.2
Other expense (income), net(1)						3.5	(7.4)
Net impact of adjustments after tax(2)						217.6	310.5	—	6.6	221.1	309.7
Net EPS impact												2.24	3.06		0.06	2.24	3.13
Adjusted		$2,633.0	$2,426.0	$1,381.9	$1,267.5	$1,006.2	$914.7	$—	$11.1	$1,003.4	$924.3	$10.17	$9.22	$—	$0.11	$10.17	$9.33
(1) Other expense (income), net includes various non-operating items primarily related to our investing activities.
(2) The tax expense includes both the current and deferred income tax impact of the adjustments and a withholding tax cost incurred in connection with funding an equity-method investment.
(3) Diluted EPS is calculated independently for Diluted EPS from continuing operations and Diluted EPS from discontinued operations. The sum of Diluted EPS from continuing operations and Diluted EPS from discontinued operations may not equal Diluted EPS due to rounding.

STERIS plc
Non-GAAP Financial Measures (Continued)
(Unaudited - In millions, except per share data)

FY 2027 Outlook	Twelve Months
Ended March 31, 2027
(Outlook)*
Net income from continuing operations per diluted share	$9.00 - $9.20
Amortization of acquired intangible assets	2.08
Other unusual items	0.02
Adjusted net income from continuing operations per diluted share	$11.10 - $11.30

Cash flows from operating activities	$1,225.0
Purchases of property, plant, equipment, and intangibles	(375.0)
Free Cash Flow	$850.0

* All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
Fourth Quarter Fiscal 2026
For the Periods Ending March 31, 2026 and 2025
	FY 2026	FY 2025	FY 2026	FY 2025
Total Company Revenues - Continuing Operations	Q4	Q4	YTD	YTD
Consumables	$458.2	$430.0	$1,808.4	$1,685.9
Service	743.1	679.5	2,875.8	2,587.9
Total Recurring	$1,201.3	$1,109.5	$4,684.2	$4,273.8
Capital Equipment	$387.1	$371.1	$1,251.7	$1,185.7
Total Revenues	$1,588.4	$1,480.5	$5,935.9	$5,459.5
Ireland Revenues	$31.9	$38.2	$108.5	$107.3
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$1,145.8	$1,078.6	$4,333.8	$4,007.6
United States Revenues as a % of Total	72%	73%	73%	73%
International Revenues	$410.7	$363.7	$1,493.7	$1,344.6
International Revenues as a % of Total	26%	25%	25%	25%

Segment Data - Continuing Operations	FY 2026	FY 2025	FY 2026	FY 2025
	Q4	Q4	YTD	YTD
Healthcare
Revenues
Consumables	$376.4	$352.7	$1,496.6	$1,396.0
Service	422.8	386.4	1,616.0	1,445.4
Total Recurring	$799.1	$739.2	$3,112.6	$2,841.5
Capital Equipment	337.1	318.0	1,095.9	1,037.2
Total Healthcare Revenues	$1,136.3	$1,057.2	$4,208.6	$3,878.7
Segment Operating Income	$283.2	$279.7	$1,036.4	$971.5
AST
Revenues
Service	$283.1	$257.8	$1,118.5	$1,007.6
Capital Equipment	6.1	16.0	20.0	30.9
Total AST Revenues	$289.2	$273.9	$1,138.5	$1,038.6
Segment Operating Income	$131.1	$122.2	$524.7	$465.6
Life Sciences
Revenues
Consumables	$79.9	$76.0	$308.3	$286.7
Service	39.2	36.4	144.8	138.1
Total Recurring	$119.1	$112.5	$453.1	$424.7
Capital Equipment	43.9	37.0	135.7	117.5
Total Life Sciences Revenues	$162.9	$149.5	$588.8	$542.3
Segment Operating Income	$70.6	$65.0	$251.0	$229.4

Corporate Operating Loss	$(100.0)	$(99.3)	$(430.1)	$(399.0)

Other Data	FY 2026	FY 2025	FY 2026	FY 2025
	Q4	Q4	YTD	YTD
Healthcare Backlog	$392.1	$369.2
Life Sciences Backlog	98.7	83.7
Total Backlog - Continuing Operations	$490.7	$452.9

As reported, U.S. GAAP Income Tax Rate - Continuing Operations	27.6%	25.6%	25.0%	23.2%
Adjusted Income Tax Rate - Continuing Operations	25.4%	23.5%	24.4%	23.1%
As reported, U.S. GAAP Income Tax Rate - Discontinued Operations	—%	86.4%	—%	(371.0)%
Adjusted Income Tax Rate - Discontinued Operations	—%	26.9%	—%	26.9%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.